Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

1. EMPLOYER:	MTR Gaming Group, Inc. (the “Company”), having an address of State Route 2 South, Chester, W.V. 26034

2. EMPLOYEE:	JOHN W. BITTNER, JR. (the “Executive”)

3. PERIOD OF EMPLOYMENT:

The Company hereby agrees to employ the Executive, and the Executive hereby agrees to work in the employ of the Company, subject to the terms and conditions of this Agreement, for the period commencing on November 8, 2010 (the “Employment Date”) and ending on the second anniversary of the Employment Date (such period, the “Agreement Term”); provided, however, such Agreement Term shall automatically be extended for successive one (1) year periods unless either party provides to the other party a written notice of non-renewal (a “Non-Renewal Notice”) at least 90 days prior to the expiration date of the then applicable Agreement Term. The terms of this Agreement during any renewal of the Agreement Term shall be at least as favorable to Executive as those in effect during the Agreement Term that would have expired but for such renewal. The period of Executive’s employment under this Agreement shall be hereinafter referred to as the “Period of Employment.”

4. DUTIES:

Executive currently serves as the Company’s Executive Vice-President of Finance and Accounting, and Treasurer, pursuant to an Employment Agreement dated November 9, 2009, as amended (the “Prior Employment Agreement”). Effective as of the Employment Date, Executive agrees that the Prior Employment Agreement shall be superseded by this Employment Agreement (this “Agreement”) and Executive shall serve, pursuant to the terms of this Agreement, as the Company’s Executive Vice President and Chief Financial Officer, and in such other positions, consistent with Executive’s role, which the Board of Directors of the Company (the “Board”) may appoint to Executive during the Period of Employment. Executive shall devote all of his business time, energy and skill to the business and affairs of the Company and its affiliates and to the promotion of the Company’s interests. The foregoing shall not preclude Executive from devoting a reasonable amount of time to charitable and volunteer activities including, without limitation, serving on the Boards of Directors of charitable or volunteer organizations, so long as such activities do not materially interfere with the performance of the Executive’s responsibilities hereunder. Executive shall report directly to and shall be subject to the direction of the Company’s Chief Executive

Officer.

5. COMPENSATION & BENEFITS:

(a)

Salary: During the Period of Employment, the Company shall pay Executive an annual base salary of $350,000, or such greater amount as may be approved from time to time by the Compensation Committee of the Board (the “Compensation Committee”) (the “Base Salary”). The Base Salary shall be paid in accordance with the normal payroll practices of the Company.

(b)

Annual Incentive Bonus: During the Period of Employment, Executive shall be eligible to participate in the Company’s annual incentive plan, as may be in effect from time to time, in the sole discretion of the Compensation Committee (“Incentive Plan”). Executive’s target bonus under the Incentive Plan shall be 40% of Base Salary (or such amount as may be determined by the Compensation Committee, in its discretion); actual awards may be earned above or below the targeted amount based on performance objectives, as may be established by the Compensation Committee, in its discretion.

(c)

Long Term Incentive Program: During the Period of Employment, Executive shall be eligible to participate in the Company’s Long Term Incentive Program, as may be in effect from time to time, and subject to the terms and conditions determined by the Compensation Committee, in its sole discretion.

(d)

Benefits: During the Period of Employment, Executive shall be eligible to participate in employee benefit plans made available by the Company from time to time to its executives, generally, as the Compensation Committee may periodically approve, in its sole discretion, including, without limitation, health insurance (including vision and dental), long and short term disability and participation in the Company’s 401k Plan.

(e)

Life Insurance: During the Period of Employment, the Company will maintain, at its sole cost and expense, a term life insurance policy for Executive with a face value equal to Executive’s Base Salary. Executive shall have the right to name the beneficiary of such term life insurance policy. Notwithstanding the foregoing, the Company’s obligation to pay premiums for such term life insurance policy shall be limited to the rate charged for preferred non-smokers.

(f)	Automobile Allowance: During the Period of Employment, Executive shall be entitled to $600.00 per month toward the lease or purchase, insurance and maintenance of an automobile.

(g)

Vacation: During the Period of Employment, Executive shall be entitled to paid vacation, which shall accrue at the rate of four (4) weeks per year in accordance with Company policy, and which shall be taken at a time or times mutually satisfactory to Executive and the Company. Up to two (2) weeks of unused vacation at the end of a year may be carried forward to the next year, and any additional unused vacation days at the end of the year shall be forfeited. Executive shall not in any event utilize more than six (6) weeks of vacation in any year. Vacation accruals and forfeitures for a year shall be determined based on the applicable anniversary of Executive’s date of hire.   Upon Executive’s termination of employment for any reason, a maximum of six (6) weeks of unused vacation will be paid out to Executive, and any additional unused vacation days will be forfeited at such time without any payment.

(h)

Other Expenses: During the Period of Employment, the Company shall (i) reimburse Executive for reasonable travel and other expenses incident to the rendering of services by Executive hereunder, in accordance with Company policies, (ii) pay for expenses associated with Executive’s gaming licensure in each state in which Executive is directed by the Company or any of its affiliates to become licensed, (iii) provide Executive a Company cellular telephone, or, at the Company’s election, reimburse Executive for the cost of a cellular phone and reasonable monthly service charges maintained by Executive, subject to documentation in accordance with the Company’s policy, as in effect from time to time, and (iv) reimburse Executive for reasonable and necessary costs of maintaining his CPA license (including CPE courses), subject to appropriate documentation of such expenses. All payments and expense reimbursements under this Section 5(h) shall be subject to Executive’s submission of appropriate vouchers, bills and receipts in accordance with Company policies.

(i)

Working Facilities: During the Period of Employment, the Company shall provide Executive with an office, secretarial, administrative and other assistance, and such other facilities and services as shall be suitable to his position and appropriate for the performance of his duties.

6. TERMINATION:

Executive’s employment under this Agreement may be terminated by either party at any time and for any reason, subject to the consequences of termination as provided in this Section 6. Upon Executive’s termination of employment for any reason, the Period of Employment shall terminate and Executive shall be paid the

Accrued Rights. For purposes of this Agreement, “Accrued Rights” shall include: (i) Executive’s earned but unpaid Base Salary as of the date of his termination of employment and his accrued and unused vacation pursuant to Section 5(g) hereof, which shall be paid within thirty (30) days of termination; (ii) reimbursement for reasonable business expenses and authorized travel expenses incurred but still outstanding under Section 5(h) hereof, which shall be paid within thirty (30) days of termination; (iii) any bonus under the Incentive Plan earned and approved to be paid by the Compensation Committee with respect to completed fiscal periods that precede Executive’s date of termination but have not been paid through the date of termination, which shall be paid within thirty (30) days of the Compensation Committee’s approval of such payment, but in no event later than March 15 following the calendar year to which the bonus relates, if so approved; and (iv) all payments, rights and benefits due as of the date of termination under the terms of the Company’s employee and fringe benefit plans and programs in which Executive participated during the Period of Employment, the time and manner of payment of which shall be determined according to the terms and conditions of the applicable plans and programs.

(a)

Termination Without Cause: Subject to Section 6(f) hereof, in the event that the Company terminates Executive’s employment hereunder without Cause, or Executive terminates his employment with Good Reason (as defined below), during the Agreement Term, then, in addition to the Accrued Rights, Executive shall be entitled to receive the following severance payments and benefits (the “Severance Payments”):

(i) continued payment of the Base Salary for a period of twelve (12) months following the date of Executive’s termination of employment (the “Severance Period”), payable in accordance with the Company’s normal payroll practice;

(ii) a bonus amount under the Incentive Plan, based on achievement of the applicable performance criteria for the Incentive Plan year in which Executive terminates employment, as determined at the Compensation Committee’s discretion, and adjusted on a pro rata basis based on the number of days Executive was actually employed during such year; provided, however, that Executive shall only be entitled to such payment if he is employed with the Company for a period of at least six (6) months during such Incentive Plan year. Such amount shall be paid in a lump sum within thirty (30) days of the Compensation Committee’s approval of such payment, but in no event later than March 15 following the calendar year to which the bonus relates, if so approved; and

(iii) continued medical coverage under the Company’s group health plan for the Severance Period on the same terms and conditions that applied to Executive at the time of his termination of employment (including, without limitation, employee contribution rates, if applicable, and coverage); following the Severance Period, Executive shall be permitted to elect COBRA continuation coverage in accordance with applicable law.

The Severance Payments will begin on the 60th day following Executive’s termination of employment, with the first such payment to include any amounts attributable to payroll intervals occurring prior to such date, provided, however, that, to the extent that the payments are exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such exempt payments shall be made beginning with the first payroll date following the effectiveness of the general release of claims set forth in Section 6(f) hereof.

In addition to the Severance Payments, and subject to Section 6(f) hereof, in the event that the Company terminates Executive’s employment hereunder without Cause, or Executive terminates his employment with Good Reason, all of Executive’s then-outstanding and otherwise unvested restricted stock units shall immediately vest upon such termination and be paid out in accordance with the terms of thereof.

“Good Reason” shall mean the occurrence of either of the following events without Executive’s consent: (i) a material diminution in Executive’s duties as contemplated herein, (ii) a material reduction in Executive’s Base Salary (iii) prior to a Change in Control, the relocation by the Company of Executive’s place of employment to more than fifty (50) miles from any then-current or future operating facilities of the Company, or (iv) following a Change in Control, the relocation by the Company of Executive’s place of employment to more than fifty (50) miles from the Company’s Corporate office, as it may be located from time to time (which location is currently Wexford, PA); provided, however, that Executive shall give written notice to the Company of the applicable event within ninety (90) days of the occurrence thereof, and the Company shall have a period of thirty (30) business days after receipt of such notice to cure the event, and in the event of cure, (or the commencement of steps reasonably designed to result in prompt cure), Executive’s assertion of Good

Reason shall be null and void.

(b)

Termination For Cause; Termination by Executive: In the event that (i) the Company terminates Executive’s employment hereunder for Cause, or (ii) the Executive terminates his employment hereunder without Good Reason, Executive shall not be entitled to receive any payments or benefits under this Agreement other than the Accrued Rights. “Cause” shall mean (i) Executive’s conviction for a felony, crimen falsi or serious misdemeanor, (ii) Executive’s embezzlement or misappropriation of funds or property of the Company or any of its affiliates, (iii) Executive’s consistent refusal to substantially perform, or willful misconduct in the substantial performance of, his duties and obligations hereunder; (iv) Executive’s engaging in activity that the Chief Executive Officer of the Company determines in his reasonable judgment would result in the suspension or revocation of any video lottery, pari-mutuel, or other gaming license or permit held by the Company or any of its subsidiaries; (v) a determination by any state gaming regulatory agency that Executive is not suitable to hold his position or otherwise to participate in a gaming enterprise in the state in question; or (vi) Executive’s material violation of the provisions of Section 10(g) hereof. Notwithstanding the foregoing, in no event shall the Executive’s employment be considered to have been terminated for “Cause” for reasons specified in item (iii) above unless and until the Company provides Executive written notice setting forth in reasonable detail the facts and circumstances claimed to provide a basis of termination for Cause under such item and Executive is given an opportunity to cure any such acts or omissions within 15 days of the Executive’s receipt of such written notice.

(c)

Death or Disability: In the event of Executive’s death or Disability (as defined below), the Period of Employment shall terminate and Executive shall not be entitled to receive any payments or benefits under this Agreement other than the Accrued Rights. For purposes of this Agreement, “Disability” shall mean the inability of Executive by reason of physical or mental disability to continue the proper performance of his duties hereunder for a period of 180 consecutive days. Notwithstanding the foregoing, in the event of Executive’s death, his estate or beneficiaries, as applicable, shall be entitled to receive the proceeds of the life insurance policy referred to in Section 5(e) hereof.

(d)

Expiration of Period of Employment. Subject to Section 6(f) hereof, in the event that Executive’s employment terminates upon expiration of the Agreement Term (including any renewal thereof) by reason of the Company’s provision of a Non-Renewal Notice, then Executive shall receive the Accrued Rights and the Severance Payments set forth in Section 6(a) hereof.

(e)

Change in Control: Notwithstanding any other provision of this Agreement to the contrary, and subject to Section 6(f) hereof, if a Change in Control shall occur during the Period of Employment, and, prior to the first anniversary of the consummation date of the Change in Control, either (i) the Company terminates Executive’s employment without Cause or (ii) Executive terminates his employment for Good Reason, then the Executive shall receive the Accrued Rights and the Severance Payments set forth in Section 6(a) hereof, except that the Severance Period shall be eighteen (18) months. For the avoidance of doubt, in the event of such a Change in Control, the Agreement Term shall continue in effect at least until the first anniversary of the Change in Control.

“Change in Control” shall mean the occurrence of either of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) (the “Act”) of beneficial ownership (within the meaning of Rule 13d-3 of the Act) of more than 50% of the (A) then outstanding voting stock of the Company; or (B) the combined voting power of the then outstanding securities of the Company entitled to vote;

(ii)  an ownership change in which the shareholders of the Company before such ownership change do not retain, directly or indirectly, at least a majority of the beneficial or legal interest in the voting stock of the Company after such transaction, or in which the Company is not the surviving company;

(iii) the direct or indirect sale or exchange by the beneficial owners (directly or indirectly) of the Company of all or substantially all of the assets of the Company; or

(iv) during any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an

Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director.

(f)

Release; Cessation of Severance Payments: Executive hereby agrees that Executive shall be entitled to the Severance Payments and other benefits provided for in Sections 6(a), 6(d) and 6(e) hereof (other than the Accrued Rights) (i) only if Executive timely executes and delivers to the Company a general release of claims specified by the Company and substantially in the form attached hereto as Exhibit A, and the general release of claims has become effective and irrevocable in accordance with its terms, and (ii) only so long as Executive does not breach any of the restrictive covenants in Section 7 hereof.

7. RESTRICTIVE COVENANTS:

(a)

Intellectual Property: All programs, ideas, strategies approaches, practices or inventions created, developed, obtained or conceived of by Executive during the term hereof by reason of his engagement by the Company, shall be owned by and belong exclusively to the Company, provided that they are related in any manner to the Company’s business or that of any of its Affiliates. Executive shall (i) promptly disclose all such programs, ideas, strategies, approaches, practices, inventions or business opportunities to the Company, and (ii) execute and deliver to the Company, without additional compensation, such instruments as the Company may require from time to time to evidence its ownership of any such items.

(b)

Confidentiality: Executive agrees that during the Period of Employment and at all times thereafter, he will not, directly or indirectly, (i) disclose to any other person or entity, either during or after his employment by the Company, or (ii) use, except during his employment by the Company in the business and for the benefit of the Company or any of its affiliates, any confidential information, proprietary information, competitive information and/or trade secrets (collectively, “Confidential Material”) relating to the business practices of the Company and/or its affiliates acquired by Executive during his employment by the Company, provided, however, that such Confidential Material shall not include any information that has become generally available to the public other than as a result of a disclosure by Executive. Nothing herein shall preclude Executive from disclosing Confidential Material to the extent such disclosure is required by law or court or administrative order, in which case Executive shall notify the Company in advance of any such disclosure (or if advance notice is not practicable, as soon as possible following such disclosure). Upon termination of his employment with the Company for any reason, Executive agrees to return to the Company all tangible manifestations of Confidential Materials and all copies thereof.

(c)

Non-Competition: Executive agrees that during the Restricted Period (as defined below), Executive will not become a stockholder, member, director, officer, employee or agent of or consultant to any corporation, partnership or other entity that is engaged in a Competing Business within the Restricted Area (as each term is defined below), or otherwise engage, directly or indirectly, in a Competing Business within the Restricted Area. “Competing Business” shall mean the business of competitive gaming (including, without limitation, casino operation and horseracing). “Restricted Area” shall mean one hundred (100) miles from any location in which the Company or any affiliate does business or in which Executive has knowledge that the Company or any of its affiliates reasonably contemplates doing business. The foregoing shall not preclude the ownership by Executive (solely as an investor and without any other participation in or contact with the management of the business) of less than five percent (5%) of the outstanding shares of stock of any corporation engaged in any such business, which shares are regularly traded on a national securities exchange or in an over-the-counter market.

“Restricted Period” shall mean the Period of Employment and (i) if Executive’s employment terminates under the circumstances described in Section 6(a), (d), or (e) hereof, the applicable Severance Period provided for under such sections, or (ii) if Executive’s employment terminates under any other circumstances (including, without limitation, by the Company for Cause, or by Executive without Good Reason), the sixty (60) day period immediately following the Period of Employment.

(d)

Non-Solicitation: Executive agrees that during the Restricted Period, Executive shall not, directly or indirectly, without the express written consent of the Company, solicit any person who is or shall be in the employ or service of the Company to leave such employ or service for any other employment opportunity.

(e)	Acknowledgement: Executive acknowledges and agrees that (A) the agreements and covenants contained in this Section 7 are (i) reasonable and valid in geographical and temporal scope and in all other respects and (ii) essential to protect the value of the business and assets of the Company, and (B) by his employment with the Company, Executive has obtained and will obtain knowledge, contacts, know-how, training, and experience, and there is a substantial probability that such knowledge, contacts, know-how, training, and experience could be used to the substantial advantage of a competitor of the Company and to the substantial detriment of the Company.

8. TAXES:

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes. Executive acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this agreement and payments that may be made to Executive pursuant to this agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

9. APPLICATION OF SECTION 409A OF THE CODE:

To the extent applicable, it is intended that this Agreement comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, so as to prevent inclusion in gross income of any amounts payable or benefits provided hereunder in a taxable year that is prior to the taxable year or years in which such amounts or benefits would otherwise actually be distributed, provided or otherwise made available to Executive. This Agreement shall be construed, administered, and governed in a manner consistent with this intent. If and to the extent that any payment or benefit under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A of the Code and is payable to Executive by reason of Executive’s termination of employment, then such payment or benefit shall be made or provided to Executive only upon a “separation from service” as defined for purposes of Section 409A of the Code. In no event will the reimbursements or in-kind benefits to be provided pursuant to this Agreement in one taxable year affect the amount of reimbursements or in-kind benefits to be provided in any other taxable year, nor Executive’s right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit. Each payment under this Agreement will be considered a “separate payment” and not one of a series of payments for purposes of Section 409A of the Code. Notwithstanding any provision of this Agreement to the contrary, if Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code (as determined by the Company), any payment (or portion thereof) otherwise due Executive during the first six months following

Executive’s termination of employment that is not exempt from Section 409A of the Code either as separation pay or as a short term deferral under applicable Treasury regulations will be held until and paid on the day following the expiration of such six-month period.  In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on Executive under Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

10. INDEMNIFICATION

The Company shall indemnify and hold harmless Executive from and against any and all losses resulting from or arising out of the performance of Executive’s duties under this Agreement during the Period of Employment, in accordance with the Company’s indemnification policies for executives generally, as in effect from time to time, and provide Executive with coverage, at the Company’s expense, under the Company’s directors and officers insurance policy, as in effect from time to time for executive of the Company generally.

11. GENERAL:

(a)

Parties In Interest:  This Agreement shall be binding upon and inure to the benefit of Executive and his heirs and beneficiaries, and it shall be binding upon and inure to the benefit of the Company and its successors and assigns.

(b)

Arbitration; Injunctive Relief:  Any disputes arising under the terms of this Agreement shall be settled by binding arbitration between the parties in the Wexford, Pennsylvania area in a proceeding held under the rules of the American Arbitration Association.  The arbitrators shall have no authority to grant either party any consequential, incidental, punitive or special damages.  Notwithstanding the foregoing provisions of this Section 10(b), recognizing the irreparable damage will result to the Company in the event of the breach or threatened breach of any of the covenants in Section 7 hereof, and that the Company’s remedies at law for any such breach or threatened breach will be inadequate, the Company, in addition to such other remedies which may be available to it (including, without, limitation immediate cessation of the Severance Payments), shall be entitled to an injunction, including a mandatory injunction, to be issued by any court of competent jurisdiction ordering compliance with this Agreement or enjoining and restraining Executive from the continuation of such breach.

(c)

Entire Agreement (Merger & Integration):  This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Company, including without limitation, the Prior Employment Agreement, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.  Any modification of this Agreement will be effective only if it is in writing signed by the parties.

(d)	Governing Law: Pennsylvania without giving effect to the choice of law or conflicts of law rules and laws of such jurisdiction.

(e)

Severability:  In the event that any term or condition contained in this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

(f)

Counterparts:  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.  The execution of this Agreement may be by actual or facsimile signature.

(g)

Code of Ethics:  Executive acknowledges receipt of and agrees to comply with (i) MTR Gaming Group, Inc.’s Code of Ethics and Business Conduct, as well as the Conflicts of Interest Policies, copies of which are attached hereto as Exhibit B and incorporated by reference.  Additionally, Executive acknowledges that the Company’s securities are publicly traded and agrees that due to his position he may be in possession of material non-public information.  Accordingly, Executive warrants that he will neither (i) trade in the Company’s securities nor (ii) “tip” another person or entity, in each case, while Executive is in possession of material non-public information about the Company or its affiliates.

(h)

Notice:  Any notice required or permitted to be given pursuant to this Agreement shall be sufficient only if in writing and sent by certified or registered mail, return receipt requested, (i) if the notice is to the Company, to the Chief Executive Officer at the Company’s Corporate office, and (ii) if the notice is to Executive, at his address on record with the Company.  Notice shall also be sufficient if delivered by hand to the persons specified in the preceding sentence, as applicable.

(i)	Board Approval: This Agreement shall neither be valid nor binding until such time that it is approved of and/or ratified by the Board.

(j)

Survival:  For the avoidance of doubt, neither the termination of the Agreement Term nor the termination of the Period of Employment shall relieve the parties of those obligations that are intended to survive any such termination.

SIGNATURE PAGE FOLLOWS.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of this 5th day of November, 2010.

MTR GAMING GROUP, INC.

/S/ STEVEN M. BILLICK
Name: Steven M. Billick

Accepted by:	/S/ JOHN W. BITTNER, JR.
JOHN W. BITTNER, JR.

Exhibit A

GENERAL RELEASE OF CLAIMS

This general release of claims (this “General Release”) is entered into by and between John W. Bittner, Jr. (“Executive”) and MTR Gaming Group, Inc. (the “Company”), as of the date hereof, pursuant to the terms of the Employment Agreement dated as of [                 ], 2010 by and between Executive and the Company (the “Employment Agreement”).

1.             Release.  In exchange for and in consideration of the severance payments, benefits and other payments and rights of Executive described in the Employment Agreement (the “Severance Payments and Benefits”) and for other good and valuable consideration, Executive, on behalf of himself, his agents, representatives, administrators, receivers, trustees, estates, spouse, heirs, devisees, assignees, transferees, legal representatives and attorneys, past or present (as the case may be), hereby irrevocably and unconditionally releases, discharges, and acquits all of the Released Parties (as defined below) from any and all claims, promises, demands, liabilities, contracts, debts, losses, damages, attorneys’ fees and causes of action of every kind and nature, known and unknown, which Executive may have against them up to the Effective Date (as defined below) of this General Release arising out of or related to Executive’s employment with the Company, or the termination thereof (the “Released Claims”), including but not limited to causes of action, claims or rights arising out of, or which might be considered to arise out of or to be connected in any way with: (i) any treatment of Executive by any of the Released Parties, which shall include, without limitation, any treatment or decisions with respect to hiring, placement, promotion, work hours, discipline, transfer, termination, compensation, performance review or training; (ii) any damages or injury that Executive may have suffered, including without limitation, emotional or physical injury, or compensatory damages; and (iii) employment discrimination, which shall include, without limitation, any individual or class claims of discrimination on the basis of age, disability, sex, race, religion, national origin, citizenship status, marital status, sexual preference, or any other basis whatsoever.   This release shall be construed as broadly as possible and, without limiting the foregoing, the Released Claims shall include any and all claims that Executive has alleged or could have alleged arising out of or related to Executive’s employment with the Company, or termination thereof, whether known or unknown, accrued or unaccrued, based on acts, omissions, transactions or occurrences which occurred up to the Effective Date against any Released Party for violation(s) of any of the following, in each case, as amended: the National Labor Relations Act; Title VII of the Civil Rights Act of 1964; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1991; Sections 1981-1988 of Title 42 of the United States Code; the Equal Pay Act; the Employee Retirement Income Security Act of 1974; the Immigration Reform Control Act; the Americans with Disabilities Act of 1990; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Sarbanes-Oxley Act of 2002; any other federal, state, or local law or ordinance; any public policy, whistleblower, contract, tort, or common law; and any demand for costs or litigation expenses, including but not limited to attorneys’ fees.  In no event, however, shall any claims, causes of action, suits, demands or other obligations or liabilities be released pursuant to the foregoing if and to the extent they relate to (a) the Severance Payments and Benefits which Executive is entitled to receive pursuant to the provisions of the Employment Agreement; (b) any rights or benefits which Executive is entitled to under the Company’s option, restricted stock or other equity incentive plans; (c) any vested benefits which Executive is entitled to under the Company’s pension, savings, retirement, 401K or other plans; or (d) any rights that Executive has or may have to be indemnified by the Company pursuant to any contract, statute, or common law principle including, without limitation, the Company’s Certificate of Incorporation, By-laws and directors and officers liability insurance policies.

2.  Released Parties.  The term “Released Parties” or “Released Party” as used herein shall mean and include: (i) the Company; (ii) the Company’s former, current and future parents, subsidiaries, affiliates, shareholders and lenders; (iii) any predecessor or successor of any person listed in clauses (i) an (ii); and (iv) each former, current, and future officer, director, agent, representative, employee, servant, owner, shareholder, partner, joint venturer, attorney, employee benefit plan, employee benefit plan administrator, insurer, administrator, and fiduciary of any of the persons listed in clauses (i) through (iii), and any other person acting by, through, under, or in concert with any of the persons or entities listed herein.

3.  OWBPA and ADEA Release.  Pursuant to the Older Workers Benefit Protection Act of 1990, Executive understands and acknowledges that by executing this General Release and releasing all claims against any of the Released Parties, he has waived any and all rights or claims that he has or could have against any Released Party under the Age Discrimination in Employment Act (“ADEA”), which includes any claim that any Released Party discriminated against Executive on account of his age.  Executive also acknowledges the following:

(a) The Company, by this General Release, has advised Executive to consult with an attorney prior to executing this General Release;

(b) Executive has had the opportunity to consult with his own attorney concerning this General Release;

(c) This General Release does not include claims arising from any act, omission, transaction or occurrence which happens on or after the Effective Date of this General Release, provided, however, that any claims arising after the Effective Date of this General Release from the then-present effect of acts or conduct occurring before the Effective Date of this General Release shall be deemed released under this General Release; and

(d) The Company has provided Executive the opportunity to review and consider this General Release for 21 days or, if Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in ADEA), 45 days from the date Executive receives this General Release (the “Review Period”).  At Executive’s option and sole discretion, Executive may waive the Review Period and execute this General Release before the expiration of 21 or 45 days, as applicable.  In electing to waive the Review Period, Executive acknowledges and admits that he was given a reasonable period of time within which to consider this General Release and his waiver is made freely and voluntarily, without duress or any coercion by any other person.

4.  ADEA Revocation Period. Executive may revoke this General Release within a period of seven days after execution of this General Release. Executive agrees that any such revocation is not effective unless it is made in writing and delivered to the attention of the Secretary of the Company by the end of the seventh calendar day. Under any such valid revocation, Executive shall not be entitled to any Severance Payment and Benefits under the Employment Agreement. This General Release becomes effective on the eighth calendar day after it is executed by both parties (the “Effective Date”).

5.  Representations by Executive.  Executive confirms that no claim, charge, or complaint against any of the Released Parties, brought by him, exists before any federal, state, or local court or administrative agency.  Executive represents and warrants that he has no knowledge of any improper or illegal actions or omissions by the Company, nor does he know of any basis on which any third party or governmental entity could reasonably assert such a claim, in each case which has not been disclosed to the CEO or the Board of Directors of the Company. This expressly includes any and all conduct that potentially could give rise to claims under the Sarbanes-Oxley Act of 2002 (Public Law 107-204).

6.  No Right to File Claims.  Executive agrees that he will not, unless otherwise prohibited by law, at any time hereafter, voluntarily participate in as a party, or permit to be filed by any other person on his behalf or as a member of any alleged class of persons, any action or proceeding of any kind, against the Company, or its past, present, or future parents, subsidiaries, divisions, affiliates, successors and assigns and any of their past, present or future directors, officers, agents, trustees, administrators, attorneys, employees or assigns (whether acting as agents for the Company or in their individual capacities), with respect to any Released Claims; in addition, Executive agrees to have himself removed from any such action or proceeding with respect to which he has involuntarily become a party.  Executive further agrees that he will not seek or accept any award or settlement from any source or proceeding with respect to any claim or right covered by this General Release and that this General Release shall act as a bar to recovery in any such proceedings.

7.  No Admission of Liability.  Executive agrees that neither this General Release nor the furnishing of the consideration for the general release set forth in this General Release shall be deemed or construed at any time for any purpose as an admission by the Released Parties of any liability or unlawful conduct of any kind.  Executive further acknowledges and agrees that the consideration provided for herein is adequate consideration for Executive’s obligations under this General Release.

8.  Governing Law.  This General Release shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to its conflict of laws provisions.  If any provision of the General Release other than the general release set forth above, is declared legally or factually invalid or unenforceable by any court of competent jurisdiction and if such provision cannot be modified to be enforceable to any extent or in any application, then such provision immediately shall become null and void, leaving the remainder of this General Release in full force and affect.

9.  Prior Agreements.  This General Release sets forth the entire agreement between Executive and the Released Parties with respect to the matters set forth herein, and supersedes any and all prior agreements or understandings, whether written or oral, between the parties with respect to the matters set forth herein, except as otherwise specified in this General Release.  This General Release shall not affect the continuing obligations of Executive or the Company under the Employment Agreement.  Executive acknowledges that he has not relied on any representations, promises, or agreements of any kind made to him in connection with his decision to sign this General Release, except for those set forth in this General Release.

10.  Amendment.  This General Release may not be amended except by a written agreement signed by both parties, which specifically refers to this General Release.

11.  Counterparts; Execution Signatures.  This General Release may be executed in any number of counterparts by the parties hereto and in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

EXECUTIVE ACKNOWLEDGES THAT HE CAREFULLY HAS READ THIS GENERAL RELEASE; THAT HE HAS HAD THE OPPORTUNITY TO THOROUGHLY DISCUSS ITS TERMS WITH COUNSEL OF HIS CHOOSING; THAT HE FULLY UNDERSTANDS ITS TERMS AND ITS FINAL AND BINDING EFFECT; THAT THE ONLY PROMISES MADE TO SIGN THIS GENERAL RELEASE ARE THOSE STATED AND CONTAINED IN THIS GENERAL RELEASE; AND THAT HE IS SIGNING THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY.  EXECUTIVE STATES THAT HE IS IN GOOD HEALTH AND IS FULLY COMPETENT TO MANAGE HIS BUSINESS AFFAIRS AND UNDERSTANDS THAT HE MAY BE WAIVING SIGNIFICANT LEGAL RIGHTS BY SIGNING THIS GENERAL RELEASE.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF, Executive has executed this General Release as of the        day of                  20    .

EXECUTIVE

JOHN W. BITTNER, JR.

ACCEPTED AND ACKNOWLEDGED BY

MTR GAMING GROUP, INC.

By:
Name:
Title:

MTR Gaming Group, Inc.

Code of Ethics and Business Conduct

(As Amended)

This Code of Ethics and Business Conduct, which includes our Conflict of Interest Policy attached as Exhibit A hereto (the “Code”), embodies the commitment of MTR Gaming Group, Inc. and its subsidiaries (the “Company”) to conduct business in accordance with all applicable laws, rules and regulations, and ethical standards.  All employees, officers, and members of our Board of Directors are expected to adhere to those principals and procedures set forth in the Code that apply to them.  We also expect the consultants that we retain generally to abide by the Code.

The Code includes standards that are designed to deter wrongdoing and to promote:

(1)               Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

(2)               Full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

(3)               Compliance with applicable governmental laws, rules and regulations;

(4)               The prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

(5)               Accountability for adherence to the Code.

Section I

A.                Implementation and Oversight of The Code

The Company’s Board of Directors (the “Board”) is ultimately responsible for the implementation of the Code. The Board has designated the Company’s Director of Administration to be the compliance officer (the “Compliance Officer”) for the implementation and administration of the Code, provided, however, that notwithstanding any provision to the contrary in this Code, any matter submitted to the Audit Committee of the Company’s Board of Directors pursuant to the Company’s Whistleblower Hotline Policy and Procedures shall not be reviewed or otherwise administered by the Compliance Officer unless so directed by the Audit Committee.

1

Questions regarding the application or interpretation of the Code are inevitable. Directors, officers, employees and consultants of the Company should direct all questions to the Compliance Officer.

The Code, and all amendments of the Code, will be included in the Company’s periodic filings with the SEC and will be available on the Company’s website.

Statements in the Code to the effect that certain actions may be taken only with the “Company’s approval” mean that the Compliance Officer must give prior written approval before the proposed action may be undertaken.  The Compliance Officer will act in a manner that is consistent with the requirements and spirit of the Code.

The Code should be read in conjunction with the Company’s other policy statements, including, without limitation, the Company’s Whistleblower Hotline Policy and Procedures, Disclosure Controls and Procedures, Insider Trading Policy, Conflicts of Interest Policy and Plan of Compliance Review and Reporting System and Establishment of Compliance Committee.

Periodic training may be provided regarding the contents and importance of the Code and related policy statements and the manner in which violations must be reported and waivers must be requested.

B.                Honest and Ethical Conduct

One person’s dishonest or unethical conduct can harm the Company’s reputation and compromise the trust that the public and our shareholders have in the Company. For that reason, you must be familiar with and comply with the Code. Compliance with the Code - and therefore all laws and regulations - forms the foundation of honest and ethical conduct. Accordingly, compliance with the Code is not simply expected; it is mandatory. In addition, the Company expects that directors, officers, employees and consultants of the Company will:

•                  Establish an example by their behavior as a model for others subject to the Code.

•                  Sustain a culture where honest and ethical conduct is recognized, valued and exemplified by all directors, officers, employees, consultants and other representatives of the Company.

•                  Personally participate in, and where applicable, lead compliance efforts through meetings with others subject to the Code and monitor compliance matters and programs.

•                  Raise and encourage others to raise concerns and questions about ethical conduct and integrity.

The Company will take such disciplinary or preventive action as it deems appropriate to address any existing or potential violation of the Code brought to its attention.  The Company’s Conflict of Interest Policy, which is attached to the Code as

2

Exhibit A, is an integral part of the Code and all Company directors, officers, employees and consultants should conduct themselves in accordance with its requirements and spirit.

A personal conflict of interest occurs when an individual’s private interest improperly interferes with the interests of the Company.  Personal conflicts of interest are prohibited as a matter of Company policy, unless they have been approved by the Company.  In particular, a director, officer, employee, or consultant must never use his or her position with the Company to obtain any improper personal benefit for himself or herself, for his or her family members, or for any other person, including loans or guarantees of obligations, from any person or entity, provided, however, that the Code is not intended to prohibit doing business with vendors, service providers, licensed lenders and the like who do business with the Company, so long as one does not exploit his or her position with the Company to obtain preferential treatment and so long as any such actions are not in violation of any applicable law or regulation (including, without limitation, SEC and Nasdaq rules).

Service to the Company should never be subordinated to personal gain and advantage.  Conflicts of interest, unless properly waived by the Company, must be avoided.

Any director, officer, employee or consultant who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest should disclose and discuss the matter fully and promptly with the Compliance Officer, provided however, that alternatively, any complaint may be reported anonymously as provided by the Company’s Whistleblower Policy and Procedures referenced herein.

C.            Full, Fair, Accurate, Timely and Understandable Public Disclosure

It is the Company’s policy that the information in its public communications, including SEC filings, be full, fair, accurate, timely, and understandable.  All directors, officers, employees and consultants who are involved in the Company’s disclosure process are responsible for acting in furtherance of this policy.  In particular, these individuals are required to maintain familiarity with the disclosure requirements applicable to the Company and are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to others, whether within or outside the Company, including the Company’s independent auditors. Our disclosures should comply with the letter and the spirit of applicable law.

All directors, officers, employees and consultants must follow these guidelines:

•                  Act honestly, ethically and with integrity.

•                  Comply with the Code.

•                  Endeavor to ensure full, fair, timely, accurate and understandable disclosure in the Company’s filings with the SEC.

•                  Through communication, make sure that others at the Company understand the Company’s obligations to the public and under the law with respect to its

3

disclosures, including that results are never more important than compliance with the law.

•                  Encourage others at the Company to raise questions and concerns regarding the Company’s public disclosures and ensure that such questions and concerns are appropriately addressed.

•                  Provide the Company’s directors, officers, employees, consultants and advisors involved in the preparation of the Company’s disclosures to the public with information that is accurate, complete, objective, relevant, timely and understandable.

•                  Act in good faith, responsibly, and with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated by others.

•                  Proactively promote honest and ethical behavior among peers in the work environment.

•                  Achieve proper and responsible use of and control over Company assets and resources.

•                  Record or participate in the recording of entries in the Company’s books and records that are accurate.

•                  Comply with the Company’s disclosure controls and procedures, internal controls and procedures for financial reporting and other policy statements.

D. Compliance with Laws, Rules, and Regulations

It is the Company’s policy to comply with all applicable laws, rules, and regulations. Some laws carry criminal penalties. It is the personal responsibility of each director, officer, employee and consultant to adhere to the standards and restrictions imposed by those laws, rules, and regulations.  The Company expects each director, officer, employee and consultant to refrain from any illegal, dishonest, or unethical conduct.

Generally, it is both illegal and against Company policy for any director, officer, employee and consultant who is aware of material nonpublic information relating to the Company, any of the Company’s customers or any other private or governmental issuer of securities to buy or sell any securities of those issuers, or recommend that another buy, sell or hold the securities of those issuers.  Any director, officer, employee or consultant with questions regarding these types of transactions should contact the Compliance Officer or the Company’s outside counsel free of charge.

E.  Internal Reporting Procedure

Each director, officer, employee, and consultant must report promptly to the Compliance Officer the existence of any outside association, interest, relationship or activity, as it arises, that actually, potentially or apparently involves a conflict of interest violation (or suspected violation) of the Code. Failure to report such relationships, activities, interests or violations will be a ground for disciplinary action.

4

Subject to the provisions of the Code, the Compliance Officer will review disclosures of any actual, potential or apparent violation of the Code and determine the appropriate manner by which the Company’s approval or disapproval would be provided. Each director, officer, employee, and consultant must cooperate fully in the review process by providing all information that the Compliance Officer deems necessary to conduct an effective review. Company actions with respect to the conflict of interest or potential conflict of interest will take into account the spirit of the Code.

Each director, officer, employee, and consultant must sign annually a statement reflecting continuing awareness and understanding of the Code, including its conflicts of interest policy (“Ethics Statement”). At the same time, each director, officer, employee and consultant must report either the absence or presence of actual, potential or apparent conflicts of interest. A form of Ethics Confirmation Statement is attached as Exhibit B hereto.

All interests, relationships or participation in transactions disclosed by any director, officer, employee or consultant in accordance with this policy shall be held in confidence unless the best interests of the Company dictate otherwise.

F.  Accountability

All who are subject to the Code are responsible for complying with it and for reporting any known or suspected violations of it. The Company recognizes that such a mandate may not be meaningful without an accompanying provision for accountability and discipline of violations of the Code.

Subject to the terms of the Code, reported violations of the Code will be investigated, addressed promptly and treated confidentially to the extent possible. The Company will strive to impose discipline for each Code violation that fits the nature and particular facts of the violation. The Company uses a system of progressive discipline and generally will issue warnings or letters of reprimand for less significant, first-time violations. Violations of a more serious nature may result in suspension without pay, demotion, loss or reduction of bonus or option awards, or any combination of such disciplinary violations. Termination of employment generally is reserved for violations amounting to a breach of trust, such as theft, violation of the Company’s Insider Trading Policy, or for cases where a person has engaged in multiple violations.

Violations of the Code that go unaddressed are treated by the SEC as implicit waivers of the Code. Accordingly, any violation that is discovered and not addressed will have to be disclosed in accordance with the rules and regulations of the SEC or applicable listing standards. In such cases, the SEC’s rules will require disclosure of the nature of any violation, the date of the violation and the name of the person who committed the violation. Such disclosure would not only be harmful to the Company, but also to the person warned either as one who is responsible for monitoring and enforcing compliance with the Code or as one who has violated it. In either case, depending on the

5

nature of the violation, a person violating the Code may be dismissed or their duties and responsibilities with the Company may be changed.

Subject to the provisions of the Code and the Company’s Whistleblower Policy and Procedures, all investigations of reported violations of the Code will be supervised by the Compliance Officer.  A violation shall be deemed to have occurred and appropriate consequences shall be determined only by the Board of Directors, any of its committees, or such other person designated by the Board to act on its behalf.  Any director, officer, employee or consultant who is the subject of a reported violation of the Code shall be entitled to make a reasonable presentation to the Compliance Officer or any other person considering the reported violation on behalf of the Company, with respect to the facts, circumstances and other related considerations in connection with any such violation.  It is the Company’s general policy to protect the interests of each person that reports any violation or suspected violation under the provisions of the Code.

Section II

A. Corporate Opportunities

Directors, officers and employees owe a duty to the Company to advance the Company’s legitimate business interests when the opportunity to do so arises.  Directors, officers and employees are prohibited from taking for themselves (or directing to a third party) a business opportunity that is discovered through the use of corporate property, information, or position unless previously approved by the Board.  More generally, directors, officers, employees and consultants are prohibited from using corporate property, information, or position for personal gain or competing with the Company.

Sometimes the line between personal and Company benefits may be difficult to discern.  The only prudent course of conduct for our directors, officers, employees and consultants is to make sure that any use of Company property or services that is not solely for the benefit of the Company is approved beforehand through the Compliance Officer.

B. Confidentiality

In carrying out the Company’s business, directors, officers, employees and consultants often learn confidential or proprietary information about the Company, its customers, or other third parties.  Directors, officers, employees and consultants must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.  Confidential or proprietary information includes, among other things, any non-public information concerning the Company, including its business relationships, financial performance, results or prospects, personnel information, guest information, compensation data, computer processes, customer lists, marketing strategies, pending projects or proposals, and any non-public information provided by a third party with the expectation that the information be kept confidential and used solely for the business purpose for which it was conveyed.  Directors, officers,

6

employees and consultants should refer to the Company’s Legal Department for more detailed guidance on this topic.

C. Fair Dealing

The successful business operation and reputation of the Company are built upon the principals of fair dealing and ethical conduct.  Our reputation for integrity and excellence requires careful observance of the spirit and letter of all applicable laws and regulations as well as a scrupulous regard for standards of conduct and personal integrity consistent with this Code.  We do not seek competitive advantages through illegal or unethical business practices.  Each director, officer, employee and consultant should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors, and other employees.  No director, officer, employee or consultant should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

D. Equal Employment Opportunity and Harassment

Our focus in personnel decisions is on merit and contribution to the Company’s success.  Concern for the personal dignity and individual worth of every person is an indispensable element in the standard of conduct that we have set for ourselves.  The Company affords equal employment opportunity to all qualified persons without regard to any impermissible criterion or circumstances.  This means equal opportunity in regard to each individual’s terms and conditions of employment and in regard to any other matter that affects in any way the working environment of the employee.  We do not tolerate or condone any type of discrimination prohibited by law, including harassment.

E. Protection and Proper Use of Company Assets

All employees, officers, directors, and consultants should protect the Company’s assets and ensure their efficient use.  All Company assets should be used for legitimate business purposes only.

F.                 Outside Activities/Employment

Any outside association, including activities with other entities, should not encroach on the time and attention you are expected to devote to your Company duties and responsibilities, adversely affect the quality or quantity of your work product or entail your use of any Company assets, including its real and personal property, or imply (without the Company’s approval) the Company’s sponsorship or support. In addition, under no circumstances are you permitted to compete with the Company.

7

Section III

Waivers and Amendments of The Code

From time to time, the Company may amend the Code or waive certain provisions of the Code.  Any such amendment shall be disclosed in the manner and within the time required by applicable laws, regulations, rules and listing standards.  Any requests for a waiver of any provision of the Code must be submitted in writing to the Compliance Officer for review.  If a waiver of any provision of the Code is granted, the Company must publicly disclose the nature of the granted waiver, including any implicit waiver, the name of the person requesting the waiver, the date of the waiver and any other disclosures as and to the extent required by any rule of the SEC or applicable listing standard.  Waivers of any provision of the Code may be made only by the Board of Directors.

Section IV

Anonymous Reporting of Violations

Any violation of the Code and any violation by the Company or its directors, officers, employees or consultants of the securities laws, rules or regulations or other laws, rules or regulations applicable to the Company may be reported anonymously using any one of the methods described in the Company’s Whistleblower Hotline Policy and Procedures, including, without limitation, the making of a phone call to a whistleblower hotline at 800-418-6482, extension MTR (687). All such calls shall be subject to the Company’s Whistleblower Hotline Policy and Procedures. A copy of the Company’s Whistleblower Hotline Policy and Procedures is available on the Company’s website, in employee break rooms and on employee bulletin boards.

Section V

Certain Relationships and Related Transactions

Any proposed transaction between the Company and a related party, or in which a related party would have a direct or indirect material interest, must be promptly disclosed to the Compliance Committee of the Company. The Compliance Committee is required to disclose such proposed transactions promptly to the Company’s Audit Committee.

Transactions with related parties must be approved by the Audit Committee of the Board of Directors. Any director having an interest in the transaction is not permitted to vote on such transaction. The Audit Committee will determine whether or not to approve such transaction on a case by case basis and in accordance with the provisions of the Amended and Restated Audit Committee Charter and the Code.  A “related party” is any of the following:

8

•                  an executive officer of the Company;

•                  a director (or director nominee) of the Company;

•                  an immediate family member of any executive officer or director (or director nominee);

•                  a beneficial owner of five percent or more of any class of the Company’s voting securities;

•                  an entity in which one of the above described persons has a substantial ownership interest or control of such entity; or

•                  any other person or entity that would be deemed to be a related person under Item 404 of SEC Regulation S-K or applicable Nasdaq rules and regulations.

9

EXHIBIT A

MTR GAMING GROUP, INC.

CONFLICTS OF INTEREST POLICY

I.              GENERAL STATEMENT OF POLICY

It is the policy of MTR Gaming Group, Inc. (“MTR”), Mountaineer Park, Inc., Speakeasy Gaming of Reno, Inc., Speakeasy Gaming of Las Vegas, Inc., Presque Isle Downs, Inc., and their affiliated companies (collectively, the Company) that employees at all levels be free from any interest, influence or relationship that might conflict, or appear to conflict, with the best interests of the Company, and that they perform their work with undivided loyalty as measured by the highest standards of law and ethics.  The existence of an actual or potential conflict of interest depends, of course, on specific facts.  The principles discussed here are intended to alert employees to the possibilities and furnish general guidance.  In any uncertain situation, the employee should immediately discuss the matter fully and frankly with his/her supervisor.  Where there is any doubt as to the existence of a conflict of interest, the situation should be disclosed fully, in writing, to the MTR Compliance Officer or MTR’s outside counsel.

II.            SCOPE OF COVERAGE

This policy applies to both direct and indirect interests of the employee and members of his or her immediate family.  It extends to transactions by any person who may act on behalf of such employee or family members in connection with such interests.  In general, an employee will be regarded as having a beneficial interest in any property owned or any transactions entered into by such employee’s spouse or minor children.

Further, this policy is applicable to all parts of the Company including all domestic and foreign subsidiaries and affiliated companies.

A.                                    Common Conflict of Interest Situations

The following sections describe a number of common categories of conflicts of interest.  They illustrate the application of Company policy to certain particular situations where conflicts are most likely to arise.  They are not all-inclusive, however, and do not cover all possible situations where conflicts might occur in violation of Company policy:

B.                                    Relationships with Vendors, Purchasers and Competitors of the Company

Any employee who holds any position or employment with, or who receives any compensation, credits or loans from, or who owns or acquires, directly or indirectly, a beneficial interest in, or rights to the profits of income of, any concern he or she has reason to believe may supply products or services to, or purchase from, or compete with, the Company, is required to disclose the full details concerning such interest or relationship. In such circumstances, a conflict may arise if such employee is in a position to influence decisions with respect to any Company transaction involving such other party and if the interest or relationship is such that it might bring into question such employee’s continued ability to make independent, impartial judgments in the Company’s best interest. In this connection, the mere ownership of securities of a vendor, purchaser or competitor which are listed on a stock exchange or publicly traded in a recognized over-the-counter market and amounting to less than one percent of the class outstanding, need not be reported.

C.                                    Gifts or Favors

Acceptance of money, gifts or favors from an individual or concern which an employee has reason to believe may transact business, or may seek to transact business, with the Company, will constitute violation of this policy, unless such gift or favor is of a nominal nature and extent ($100 or less) and is considered normal and customary under the circumstances.  All offers of gifts or favors beyond this policy should be immediately reported to the employee’s supervisor, and to the MTR Compliance Officer or MTR’s outside counsel.

1

D.                                    Sensitive Payments

The use of the Company funds or assets by employees for any unlawful purpose is strictly prohibited.  Employees shall not:

1.                                       Establish for any purpose undisclosed or unrecorded funds or assets of the Company.

2.                                       Make false or artificial entries in the books and records of the Company for any reason.

3.                                       Engage in any arrangement that results in such prohibited acts.

Notwithstanding the foregoing in regard to the making of payments, no tax consultants, legal advisors, or similar consultant or advisor will be retained by the Company in regard to the resolution of tax or any other matters where, because of the size and/or nature of the fees or payment to be made, there is reason to believe that all or part of said payments will be transmitted to government officials or their designee, except for those situations in which such payments to, or on behalf of, such officials perform legitimate services or functions; which they are obligated to perform as part of their governmental responsibilities .

Any employee having information or knowledge of any unrecorded fund or asset or any prohibited act shall promptly report such matter to the MTR Compliance Officer or MTR’s outside counsel.

E.                                      Foreign Transactions and Payments

Having due regard for the responsibilities relating to international operations, it is the Company’s policy that all employees and agents comply with the ethical standards and applicable legal requirements of the Foreign Corrupt Practices Act and of each foreign country in which business is conducted.

The Foreign Corrupt Practices Act makes it a criminal offense for a United States company or agent acting on its behalf to pay anything of value to any foreign government official to influence any official action in securing, retaining, or directing business. This prohibition applies to bribes, kick-backs or like payments made directly to such foreign officials or indirectly through seemingly legitimate payments such as commissions or consulting fees paid to overseas agents or representatives.

F.                                      Political Campaign Contributions

Political campaign contributions include direct expenditures or contributions, in cash or property, to candidates for nomination or election to public office or to political parties, as well as indirect assistance or support such as the furnishing of goods, services or equipment, or other political fund-raising events. No funds or assets of the Company shall be used for political campaign contributions without the approval of the Chairman of the Board.

No political campaign contributions shall be made by the Company in cash or by any other means whereby the amount or origin of the contribution cannot be readily established by reference to the documents and records of the Company. All contributions shall be made to the candidates authorized campaign committee, or to a political party, or to other recipients who may legally receive such contributions and all reporting requirements of the state or local jurisdictions shall be complied with.  Each contribution shall be clearly recorded on the Company’s books as a political campaign contribution or its equivalent and shall not be deducted for federal, state or 1ocal income tax purposes unless authorized under applicable law.

The Foreign Corrupt Practices Act also prohibits contributions to foreign political parties or candidates for foreign political office for the purpose of influencing their actions to secure, retain or direct business. The prohibition applies regardless of whether the contribution is lawful under the laws of the country in which it is made. Accordingly, company policy strictly prohibits any payments with corporate funds, to, or any use of corporate assets for the benefit of, any foreign political party or candidate for political office.

2

III.           SUMMARY OF GENERAL OBLIGATIONS OF EMPLOYEES

Under this policy employees are responsible for:

•                  Full and immediate disclosure of any interest which they or members of their immediate families have at the time of hire, or acquire during employment, which create or appear to create a possible conflict with the Company’s interests. In this connection, all new employees will be routinely provided a copy of the MTR Conflicts of Interest Policy and will be required to execute a signed acknowledgement of its receipt; and

•                  Taking any actions regarded by the company as being necessary to eliminate or satisfactorily regulate a conflict of interest situation.

IV.           FAILURE TO COMPLY

Failure to comply with this policy and procedures can result in disciplinary actions up to and including termination of employment, and/or initiation of appropriate legal action.

V.            FURNISHING DISCLOSURE INFORMATION

With respect to any disclosure information furnished by an employee in accordance with the Company’s Conflicts of Interest Policy, the Company will endeavor to properly protect such information and handle it on a strictly confidentia1 basis.

3

EXHIBIT B

MTR GAMING GROUP, INC.

CODE OF ETHICS AND BUSINESS CONDUCT CONFIRMATION STATEMENT

Date:

I,                                    hereby confirm the following statements to MTR Gaming Group, Inc. (“MTR”):

(1)                                  I am a director, officer, employee or consultant of MTR and/or one of its subsidiaries.

(2)                                  I have read and I understand MTR’s Code of Ethics and Business Conduct (the “Code”), including its Conflicts of Interest Policy.

(3)                                  There is no actual, potential or apparent conflict of interest between myself or any of my immediate family members and MTR (or any of its subsidiaries) that would violate the Code, except                                                                                                                                                                                                                                                                                                                                                                                                                                                                              .

(4)                                  I understand that the Code and all amendments to the Code are available for my review on MTR’s website and upon request from MTR’s Corporate Secretary.

(Signature)

(Name)

(Title)

1